Advisory Research, Inc.

Code of Ethics

Adopted February 1, 2005

Introduction

Advisory Research, Inc. (“ARI”) values the principles of honesty and integrity and expects that all employees conduct themselves in a professional and ethical manner. Further, the general principles discussed below govern all conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below. Finally, failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment.

As evidence of ARI’s further commitment to its clients, ARI has adopted the CFA Institute Code of Ethics and Standards of Professional Conduct. This document is included as an attachment to this policy and its provisions should be considered in addition to those set forth below.

Fiduciary Duty - Statement of Policy

ARI is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. ARI and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Code. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.  Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

2.  Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with ARI could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.  Conduct all personal securities transactions in compliance with this Code of Ethics. This includes any pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While ARI encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4.  Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.  Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of ARI as an Investment Adviser, and you as an Employee of ARI, and integrate compliance into the performance of all duties.

6.  Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

Client Opportunities

Law & Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 106(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

On the other hand, in the case of trades in listed securities in broad and deep markets, where the Employees’ participation will not affect Client investment opportunities, Employees in certain situations may participate with Clients in aggregated or combined trades. Under certain limited circumstances, and only with the prior approval of the Chief Compliance Officer, an Employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse affect on any Client. Please refer to Personal Securities Transactions for greater detail.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the Chief Compliance Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether or not to restrict an Employee’s participation in the investment decision. In making this determination, the Chief Compliance Officer will consider the following factors, among others: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimus; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

Insider Trading

Law and Policy

While there is no precise definition of insider trading in federal securities laws, the term is generally understood to mean the trading of securities and other investment instruments of whatever kind or nature while in possession of material non-public information (i.e., information that would be important to reasonable investors in making a decision to buy, sell or hold a security or other investment instrument) that is not available to the general public. Obviously, this description does not catalog the many different types of information that can be construed as material and non-public. Rather than attempting to make such determinations on their own, personnel who suspect that they are in receipt of inside information should immediately seek the advice of the Chief Compliance Officer. Concerns about the misuse of material non-public information by ARI or Employees may arise primarily in two ways:

First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that ARI has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by ARI personnel, in any securities of the issuer, will be prohibited. Despite this blanket prohibition, some trades in securities in which ARI has also invested for Clients may be permitted because the fact that ARI has made such investments may not be viewed as material information (e.g., trades in highly liquid securities).

Second, ARI as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations and Client securities holding and transactions. It is the policy of ARI that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within ARI and to those who have a need for it in connection with the performance of services to Clients.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. For example, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of ARI, could also become a temporary insider to a company because of ARI’s and/or Employee’s relationship to the company.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a security.

What is Non-public Information? Information is non-public until it has been “effectively communicated to the marketplace”. One must be able to point to some fact to show that the information is generally public.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and/or fines for the employer or other controlling person of any person committing the violation.

Procedures

Identification and Prevention of Insider Information. If an employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

1.	Report the matter to the Chief Compliance Officer, who should document the matter.
2.	Refrain from trading the security on behalf of himself or others.
3.	Refrain from communicating the information inside or outside ARI other than to the Chief Compliance Officer.

Restricted List. The Chief Compliance Officer shall maintain a Restricted List which will include all securities and other investment instruments of issues about which ARI (or any ARI personnel or their family members) receives, or is in a position to receive, material non-public information as a result of a special relationship between ARI (or any ARI personnel or family member) and the issuer (such security or other investment instrument shall hereinafter be referred to as a “Restricted Security”). No ARI personnel or their family members shall trade in any Restricted Security without the prior written approval of the Chief Compliance Officer.

The Chief Compliance Officer shall update the Restricted List, distribute to appropriate personnel and screen trades submitted for pre-clearance pursuant to pre-clearance requirements set forth in the Personal Trading section of this Code of Ethics. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. A security shall be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security.

Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will review the trading activity of Client accounts, Employee accounts and other ARI accounts. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues.

Personal Securities Transactions

Law and Policy

Employee investments must be consistent with the mission of ARI to put Client interests first and with the requirements that ARI and its Employees not trade on the basis of material non-public information concerning ARI’s investment decisions for Clients or Clients’ transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser’s “access persons” to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports.

Under the SEC definition, the term “access person” includes any Firm Employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like ARI, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is ARI’s policy that all officers, directors (other than independent directors) and employees of ARI are access persons (“Access Persons”) for purposes of these requirements.

Restrictions on Employee Trading

The investment business depends on investor confidence in the fairness and integrity of the markets. Insider trading poses a serious threat to that confidence. Therefore, below is a list of specific trading activities that are either strictly prohibited or allowed only under special circumstances with special approval from the Chief Compliance Officer:

•
Pre-clearance - Initial Public Offerings and Private Placements. All transactions in initial public offerings and private placements by Access Persons are subject to pre-clearance by the Chief Compliance Officer according to the procedures set forth below. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the investment as the Chief Compliance Officer may request.

•
Pre-clearance - Other Reportable Securities. All transactions by Access Persons are subject to pre-clearance by the Chief Compliance Officer according to the procedures set forth below, except for transactions:

o	In securities that are exempt from transaction reporting requirements, which follows in the section entitled “Transaction Reporting Requirements”;

•	Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer, director or the owner of 10% or more of a class of equity securities is prohibited by law.

•	Front Running. Trading on anticipated orders or prospective investment strategies of ARI or its affiliates or investors (“front running”) is prohibited.

•
Restricted List. Trading in any publicly- or privately-traded securities (whether equity, debt or a hybrid) and other investment instruments which appear on the Restricted List is prohibited without the prior written approval of the Chief Compliance Officer (see “Insider Trading - Restricted List” above).

Priority of Transactions. Transactions and issues which are the subject of ARI and/or its affiliates’ purchases or sales may only be engaged in by personnel after ARI/or its affiliates have completed all transactions for their accounts. However, ARI and/or its affiliates may participate in purchase or sale transactions alongside clients’ as part of bunched orders; in such use, ARI will allocate fills of such orders on a pro rata basis or in an otherwise fair and equitable manner to all participants in the bunched order.

Transaction Reporting Requirements. It is the policy of ARI that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all securities in which they have or acquire any “Beneficial Interest”, except the following, which are deemed to present little opportunity for improper trading:

•	Direct obligations of the Government of the United States;
•	Money market instruments or money market fund shares;
•	Shares of other types of mutual funds not managed or sub-advised by ARI;
•	Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

“Beneficial Interest” includes direct or indirect power to make investment decisions. All such accounts are referred to as “Access Person Accounts”. Not included are accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account.

Custodian Requirements. For ease of administration and monitoring, ARI personnel and their family members are required to maintain Access Person Accounts securities trading accounts at Charles Schwab & Co., Inc., or upon good cause, shown, such other broker/dealer permitted by the Chief Compliance Officer in his sole discretion.

Duplicate Statements. In furtherance of the foregoing policy, all Access Persons will promptly provide the Chief Compliance Officer with monthly statements of their respective Access Person Accounts from Charles Schwab & Co., Inc. or such other permitted brokerage firms where such personnel maintain trading accounts, no later than 30 days after the end of each quarter. Any brokerage statements for accounts of the Chief Compliance Officer or his family members promptly will be provided to, and reviewed by, Tracy Rothmeyer, Vice President, or such other ARI officer designated by the Chairman from time to time. All account statements will be reviewed quarterly by the Chief Compliance Officer in order to monitor compliance with the Code of Ethics and all securities rules and regulations.

Procedures

Duplicate Statements. For any Access Person Account opened or maintained at Charles Schwab & Co., Inc. or other financial institution previously approved by the Chief Compliance Officer, the Employee shall be responsible for arranging that the financial institution send duplicate account statements directly to the following address:

Advisory Research, Inc.
Attn: Compliance
180 N. Stetson, Suite 5500
Chicago, IL 60601

Initial and Annual Holdings Reports. Each Access Person of ARI must disclose all securities in any Access Person Account no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted. The annual requirement will be satisfied by the delivery of duplicate custodial statements of any Access Person Accounts to the Chief Compliance Officer.

Quarterly Trade Reporting Requirements. Each Access Person of ARI shall submit to the Chief Compliance Officer within 30 days after the end of the quarter a report of every transaction in securities, as described above, in an Access Person Account. The report shall include the name of the financial instrument, date of the transaction, quantity, price and bank, broker-dealer or financial institution through which the transaction was effected. This requirement will be satisfied by the delivery of duplicate custodial statements of any Access Person Accounts to the Chief Compliance Officer.

Pre-clearance. Each Access Person of ARI who wishes to effect a securities transaction in an Access Person Account in reportable securities covered by the Code of Ethics, including any initial public offering or private placement, should first obtain pre-clearance of the transaction. Pre-clearance requests should be submitted in writing, to Cari Hopfensperger, Vice President, or other designated person as the Chief Compliance Officer may from time to time appoint. Records will be maintained in personal trading files.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall review all account statements within 45 days after the end of the quarter to which they apply. The Chief Compliance Officer will document such review by initialing Employee statements or otherwise indicating the statements have been reviewed and will maintain copies of the Employee account statements received.

Confidentiality. The Chief Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Employee, the Chief Compliance Officer, and appropriate personnel. Records will be maintained for five years.

Gifts, Entertainment and Contributions

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with ARI could call into question the independence of its judgment as a fiduciary of its Clients. Accordingly, it is the policy of ARI to permit such conduct only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with ARI, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with ARI. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer.

Giving Gifts and Providing Entertainment. Employees may provide reasonable entertainment to persons associated with securities or financial organization or Clients or prospective Clients provided that there is a business purpose for the entertainment.

ARI’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, Employees should consult the Chief Compliance Officer.

ERISA Considerations. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that is given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore is unlawful under ERISA.

Procedures

Prohibited Gifts. If there is any question about the appropriateness of any particular gift, Employees must consult the Chief Compliance Officer.

Expense Reports. The Chief Compliance Officer will review all expense reports annually to monitor compliance with this policy.

Confidentiality

Law and Policy

For the purpose of this policy, “ARI” includes its affiliates, the collective investment vehicles operated by such entities, and their successor entities. In the course of their affiliation with Advisory Research, Inc., ARI’s personnel (which include, but are not limited to, principals and officers of ARI, those employed or otherwise retained by ARI and those providing services to ARI) may learn confidential information concerning ARI, its investments, its investment strategies, its investors and various other matters.

“Confidential Information” generally means all information not publicly available (through the media or public records), regardless of whether such information was produced or obtained by ARI prior to, on or after the date hereof, and includes, but is not limited to, inside information, as described in the Insider Trading Policy, the composition of ARI’s securities portfolios, prospective investments, long and short term investment strategies (generally and with respect to specific investments), investor lists and information regarding investors, and certain records, procedures, software and other proprietary information.

It is crucial that all personnel realize that the proper treatment of Confidential Information is a key aspect of preserving the integrity of ARI. Accordingly, ARI personnel shall not at any time while employed or otherwise retained or providing services to ARI or for a period of one year following termination of their employment or other relationship: (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of ARI or (ii) use or appropriate for their own use or the use of any other person, directly or indirectly, any Confidential Information for their personal benefit or the benefit of any other person.

As used herein, the word “person” shall include, but not be limited to, individuals, corporations, partnerships, limited liability companies, limited liability partnerships, trusts, foundations or any other group, association or organization. Furthermore, given the importance of confidentiality to ARI’s business, all personnel are prohibited from discussing or otherwise disclosing matters relating to ARI with anyone not affiliated with ARI unless expressly authorized by the Chief Compliance Officer. All personnel should understand that any breach of the confidentiality requirements contained in this Policy Statement may result in disciplinary action, including immediate termination, and may constitute a violation of Federal securities laws.

Procedure

Certain Employees may have written employment agreements with ARI which contain confidentiality provisions, which shall govern the Employee’s use of confidential information (as defined in such agreements). The Chief Compliance Officer will maintain copies of such employment agreements.

Duty to Comply and Update

All ARI personnel must acknowledge receipt and acceptance of this Code of Ethics by executing and dating the Compliance Certificate attached hereto as Exhibit A. In addition, at such times as the Chief Compliance Officer may determine, but no less frequently than annually, all ARI personnel shall execute updated Compliance Certificates upon request.

EXHIBIT A

ARI Code of Ethics
CFA Institute Code of Ethics and Standards of Professional Conduct
Compliance Certificate

I have read and fully understand the Policy Statements of Advisory Research, Inc., its affiliates, the collective investment vehicles operated by such entities, and their successor entities (collectively, “ARI”), and I hereby certify that I (and my family members, as applicable) will comply with these Policy Statements during the course of my affiliation with ARI (or, in the case of Confidential Information, for one year following the termination of such affiliation). Moreover, I agree promptly to report to the Chairman any known breach or possible breach of these Policy Statements, including, without limitation, known breaches or possible breaches of these Policy Statements that occurred prior to the date hereof. I UNDERSTAND THAT VIOLATION OF THE ABOVE-REFERENCED POLICY STATEMENTS SHALL BE GROUNDS FOR DISCIPLINARY ACTION, INCLUDING DISMISSAL, AND ALSO MAY BE A VIOLATION OF FEDERAL SECURITIES LAWS.

I further acknowledge that the Policy Statements contained in this Code of Ethics may not be an exclusive statement of the policies and procedures of ARI and that, at any time and from time to tome, the Chief Compliance Officer may, in its sole discretion, issue additional Policy Statements. Additionally, I understand that these Policy Statements shall not preclude ARI and/or its affiliates from requesting that I enter into an employment or other agreement with ARI and/or its affiliates in the future.

Date: ________________________________

      ________________________________
Name (Please Print)

      ________________________________
Signature